Exhibit 99.1

QUARTER ENDED JUNE 30, 2013

Second Quarter Overview

Argenta is a joint venture owned community located in San Francisco, California.

SUMMARY

Key operating metrics continued to improve

Sales of two properties generated $31.4 million in gains

$61.6 million invested in development portfolio

Leasing commenced at two developments

Transition to self-management initiated after the quarter ended

Gains of $31.4 Million Generated by Sale of Two Assets

In the second quarter, the REIT opportunistically sold two properties for a combined sales price of $139.3 million resulting in gains on the sale of real estate of $31.4 million. The properties sold by the REIT in the second quarter were Cyan/PDX, located in Portland, OR, and Halstead, located in Houston, TX. In July, proceeds from the Cyan/PDX sale were redeployed through the acquisition of Vara, a recently completed 202-unit multifamily community in San Francisco, California.

$61.6 Million Invested in Development Portfolio During the Second Quarter

The REIT continued to invest in its development portfolio, deploying $61.6 million in cash during the second quarter. Including the second quarter investments, as of June 30, 2013, a total of $288 million had been invested by the REIT in 14 development projects. After the end of the quarter, three additional development projects have been added to the portfolio, increasing the number of properties in the development pipeline to 17; as a result, the REIT’s total estimated development costs increased to more than $1 billion.

Excellent Operating Performance Continued

The REIT’s operating portfolio continued to produce excellent year-over-year operating results, highlighted by increases in same-store metrics, particularly rental revenues, occupancy rates, and net operating income (NOI). On a consolidated basis, the REIT also recorded strong increases in cash flow from operating activities, rental revenues, and modified funds from operations (MFFO).

Performance Metrics – Operating Portfolio	Q2 2013	Q2 2012	Change (Year-Over-Year)
Same-Store Rental Revenue(1)	$44.3	$41.3	7% Increase
Same-Store Occupancy Rate(1)	96%	92%	4% Increase
Same-Store NOI (1), (2)	$26.9	$25.4	6% Increase
Consolidated Cash Flow From Operating Activities	$23.1	$16.6	39% Increase
Consolidated Rental Revenue	$47.6	$42.8	11% Increase
MFFO (3)	$14.0	$9.3	51% Increase

Dollar amounts are in millions.

(1)

These metrics are comparing results on a same-store basis, which eliminates variations due to lease-up, acquisitions, or dispositions over the measuring periods. In the second quarters of 2013 and 2012 there were 30 stabilized communities in the REIT’s portfolio for the entirety of both periods.

(2)	Reconciliations of net income (loss) attributable to common stockholders from continuing operations to same-store combined net operating income can be found on page 3 of this quarterly report summary.
(3)	A reconciliation of modified funds from operations (MFFO) to net income (loss) attributable to common stockholders can be found on page 3 of this quarterly report summary.

Leasing Commenced at Two Developments

Leasing activities commenced at two of the REIT’s development projects, Allegro II in Addison, Texas, and the Franklin Delray in Delray Beach, Florida:

•        Allegro II was 17% occupied at the end of the second quarter and 59% leased at the end of August.

•        The Franklin Delray was 25% leased at the end of August.

Construction of both communities is projected to be completed in the fourth quarter.

Transition to Self-Management Initiated

As previously announced, the REIT began the process of becoming self-managed when five executives who were formerly employees of Behringer Harvard became employees of the REIT on August 1, 2013. The transfer of the remaining professionals and staff to the REIT is expected to occur on June 30, 2014.

During the transition period through June 30, 2014, the executive team will be developing the internal resources and systems that will replace the resources and systems that have previously been provided by Behringer Harvard.

Becoming self-managed is the next step in the evolution of the REIT. It creates additional flexibility for the REIT to take advantage of future opportunities for a liquidity event for its shareholders. Because transitioning to self-management is a lengthy process, the REIT’s board of directors and Behringer Harvard agreed that it was the time to begin that process.

Additional details regarding the self-management transaction can be found on the Behringer Harvard website, behringerharvard.com, on the Multifamily REIT I page. The REIT has posted documents including:

•        frequently-asked questions;

•        a Form 8-K, filed on August 6, 2013; and

•        the REIT’s Quarterly Report on Form 10-Q, filed on August 14, 2013, which has additional information regarding the self-management transaction.

Conclusion

We are pleased with the REIT’s strong operational performance and with the progress that has been made toward achieving its strategic objectives. The REIT will continue to focus on maximizing value by pursuing the following strategies:

•        At the REIT’s operating communities, efforts will continue to potentially increase revenues and NOI by optimizing rents and occupancy, and by focusing on the reduction or containment of operating costs, with the goal of increasing property values and distributable cash flows in the future.

•        Deployment of the REIT’s remaining capital, primarily in investments in the development pipeline, will continue with possible opportunistic acquisitions of highly amenitized multifamily assets in desirable urban locations.

•        The REIT will also consider attractive opportunities to make additional investments that take advantage of favorable interest rates and funding gaps from traditional sources.

•        Successful completion of the transition to self-management will also be a primary focus for the REIT.

PORTFOLIO SUMMARY

As of June 30, 2013

Equity Investments

As of June 30, 2013, the REIT’s development portfolio consisted of equity investments in two wholly owned communities and twelve joint venture owned communities. These communities comprise 3,569 planned units in eleven metropolitan statistical areas. The REIT’s total estimated development costs are approximately $956.3 million, of which $288 million had been incurred as of June 30, 2013.

Loan Investments

The REIT’s development loan portfolio at the end of the second quarter consisted of four loans with $59.6 million in commitments,

of which $58.8 million had been advanced. The blended average interest rate for the loan portfolio was 14.5%.

51 Portfolio Assets Overall

Investments consisted of:

•        33 stabilized multifamily communities

•        14 development projects

•        4 loans

The following tables present a reconciliation of loss from continuing operations to MFFO, NOI, and same-store NOI for our multifamily communities for the three months ended June 30, 2013 and 2012:

Reconciliation of MFFO to Net Income

(in millions, except per-share amounts)	3 mos. ended June 30, 2013	3 mos. ended June 30, 2012
Net income (loss) attributable to common stockholders	$26.8	$(11.3)
Real estate depreciation and amortization, net of noncontrolling interests	13.1	17.8
Gain (loss) on sale of real estate, net of noncontrolling interests	(25.9)	0.2
FFO(1) attributable to common stockholders	14.0	6.7
Acquisition expenses, net of noncontrolling interests	—	2.0
Straight-line rents, net of noncontrolling interests	0.1	0.1
Loss on early extinguishment of debt, net of noncontrolling interests	—	0.2
(Gain) loss on derivative fair value adjustment	(0.1)	0.4
Amortization of premium on debt investment, net of noncontrolling interests	—	(0.1)
MFFO(2) attributable to common stockholders	$14.0	$9.3
GAAP weighted average common shares	168.9	165.6
Net income (loss) per common share	$0.16	$(0.07)
FFO per common share	$0.08	$0.04
MFFO per common share	$0.08	$0.05

(1)

Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate, or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries, and noncontrolling interests. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)

In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our investment stage is completed.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.

Same-store NOI

(in millions)	3 mos. ended June 30, 2013	3 mos. ended June 30, 2012
Loss from continuing operations	$(0.8)	$(16.1)
Adjustments to reconcile loss from continuing operations to NOI:
Asset management fees	1.9	1.6
General and administrative expenses	2.0	3.3
Acquisition expenses	—	2.0
Interest expense	6.3	7.9
Depreciation and amortization	20.7	28.3
Interest income	(2.1)	(2.0)
Loss on early extinguishment of debt	0.8	0.3
Equity in income (loss) of investments in unconsolidated joint ventures	(0.2)	0.6
Transition expenses	0.3	—
Other income (expense)	(0.2)	0.4
NOI	$28.7	$26.3

Less non-comparable:
Revenue	(3.3)	(1.5)
Operating Expenses	1.5	0.6
Same-store NOI	$26.9	$25.4

We define NOI as consolidated rental revenue, less consolidated property operating expenses, real estate taxes, and property management fees. We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with property operations of the REIT, such as general and administrative expenses, asset management fees, and interest expense. NOI also excludes revenues not associated with property operations, such as interest income and other non-property-related revenues. NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define same-store NOI as NOI for our stabilized multifamily communities that are comparable between periods. We view same-store NOI as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods under review.

NOI and same-store NOI should not be considered a replacement for GAAP net income as they exclude certain income and expenses that are material to our operations. Additionally, NOI and same-store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties. Investors are cautioned that NOI and same-store NOI should only be used to assess the operating performance trends for the properties included within the definition.

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FORWARD-LOOKING STATEMENTS

This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Multifamily REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Published 10/13
© 2013 Behringer Harvard	1953-1 MF1 Q2 Report 2013